Exhibit 99.1

NEWS RELEASE

Contact:	Jim Sheehan	Martha Schaefer
	SeaChange PR	SeaChange IR
	1-978-897-0100 x3064	1-978-897-0100 x3030
	jim.sheehan@schange.com	martha.schaefer@schange.com

SEACHANGE INTERNATIONAL ANNOUNCES THIRD QUARTER

FISCAL 2009 RESULTS

•	Quarterly revenues of $52 million

•	Software-driven margin strength drives quarterly profit of $0.11 per share

•	Continued business strength expected for fourth quarter

•	Mobix acquisition expands Media Services segment into wireless sector

ACTON, Mass. (Nov. 25, 2008) – SeaChange International, Inc. (Nasdaq: SEAC) a leading provider of software and hardware solutions for video-on-demand (VOD) television, announced financial results for its fiscal 2009 third quarter ended October 31, 2008. Total revenues for the quarter were $51.8 million, which was $2.8 million or 6% higher than total revenues of $49.0 million for the third quarter of last year. Net income for the third quarter was $3.4 million or $0.11 per share, compared with net income of $3.3 million or $0.11 per share for the same period last year.

Total revenues for the first nine months of fiscal 2009, ended October 31, 2008, were $147.9 million, which was $15.8 million or 12% higher than total revenues of $132.1 million, for the first nine months of fiscal 2008. Net income for the first nine months of fiscal 2009 was $5.2 million, or $0.17 per share, compared with a net loss of $9.1 million, or $0.31 per share, for the same period last year. The net loss for the first nine months of fiscal 2008 included $6.0 million or $0.20 per share of expenses in connection with cost reduction actions undertaken in the second quarter of last year.

The Company ended the third quarter of fiscal 2009 with cash, cash equivalents and marketable securities of $79.7 million and no debt compared with $78.1 million and no debt at the end of the second quarter of fiscal 2009. Net income and non-cash expenses of $6.8 million were offset by capital expenditures of $2.8 million during the third quarter along with $1.9 million of higher inventory.

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SeaChange FY 09 Q3 Earnings/ Page 2

Total revenues from the Company’s Software segment in the third quarter of fiscal 2009 were $37.6 million, which was $8.4 million or 29% higher than Software segment revenues generated in last year’s third quarter. The increase in Software segment revenues between years was attributable principally to software upgrade revenues from Comcast in connection with the execution during the quarter of a contract renewal with Comcast through 2009 for the purchase of the Company’s VOD products and services. In addition, year-over-year Software segment revenue growth was driven by higher Advertising Insertion revenues from U.S. cable television customers resulting from a continued increase in high definition television channel requirements.

The Servers and Storage segment generated revenues of $10.4 million in the third quarter of fiscal 2009, which was $5.7 million lower than revenues for the third quarter of fiscal 2008. However, revenues for the first nine months of fiscal 2009 for the Servers and Storage business unit were $35.9 million, which was comparable to the $37.1 million of revenue for the first nine months of last year.

The Media Services operating segment revenue for the third quarter of fiscal 2009 of $3.9 million was $0.1 million higher than comparable revenue from last year’s third quarter. Increased content services revenue in Germany, combined with new contracts from customers in Greece and Turkey, were essentially offset by changes in foreign exchange rates between years. Included in Media Services revenue in this year’s third quarter was a $0.5 million reduction in revenues due to the weakening of the British pound in this year’s third quarter compared to the same quarter last year.

“We are delighted to report another quarter of solid financial results marked by strong performance from our Software business,” said Bill Styslinger, President and CEO, SeaChange International. “The third quarter also included the renewal of our VOD master purchase agreement with Comcast through 2009, further cementing our relationship with the world’s largest service provider of VOD.”

Styslinger continued, “Margin strength derived from record revenues from our Software segment combined with continued diligent management of operating expenses drove improved sequential profitability and positive cash flow in the quarter. We continue to maintain a solid balance sheet with ample liquidity for future investments in the business.”

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SeaChange FY 09 Q3 Earnings/ Page 3

Commenting on guidance for the fourth quarter of fiscal 2009 Styslinger noted, “We continue to forecast fiscal 2009 revenue to be approximately 10% higher than fiscal 2008 revenue and that we will be profitable for the fourth quarter. Our confidence in our fourth quarter guidance stems from continued high levels of spending on VOD and Advertising Insertion software primarily from North American service providers and our continued focus on minimizing growth in our operating expenses.”

Mobix Interactive Acquisition

The Company also announced today the acquisition of all the outstanding shares of Mobix Interactive, Ltd., a U.K.-based company that provides software, content aggregation services and branded content for mobile phone operators. Mobix’s current customers include U.K. network operators 02 (Telefonica Europe plc) and 3 (Hutchison Whampoa), as well as Vodacom of South Africa. In addition, it has working relationships with content providers Warner Music Group, Turner and MGM Universal.

Under terms of the acquisition, the Company paid GBP 3 million ($4.5 million) upon the closing of the transaction on Nov. 19, of which GBP 1 million ($1.5 million) was held in escrow subject to potential post closing adjustments. In addition to the upfront payment, the purchase price includes additional contingent consideration of up to GBP 8.3 million ($12.5 million) based on Mobix achieving certain financial and commercial measures over the next three years.

Commenting on the Mobix acquisition, Styslinger noted, “This acquisition strengthens our Media Services segment by broadening the On Demand Group’s (ODG’s) video content service offering to include mobile applications. Mobix not only provides proven solutions to a new set of customers for ODG, but also allows ODG to offer one branded service across multiple platforms for many of its existing customers.”

The Company will discuss its financial results and business outlook in more detail today during its webcast conference call at 5:00 p.m. EST, which will be available live and archived at www.schange.com/IR/.

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SeaChange FY 09 Q3 Earnings/ Page 4

About SeaChange International

SeaChange International, Inc. is a world leader in digital video systems, spanning broadcast and broadband. Its powerful server and software systems enable television operators to provide new On Demand services and to gain greater efficiencies in advertising and content delivery. With its Emmy-winning MediaCluster® technology, thousands of SeaChange systems are helping broadband, broadcast and satellite television companies to streamline operations, expand services and increase revenues. SeaChange is headquartered in Acton, Massachusetts and has product development, support and sales offices throughout the world. Visit www.schange.com.

Safe Harbor Provision

Any statements contained in this press release that do not describe historical facts, including without limitation statements concerning expected future performance, product introductions and general market conditions, may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. The factors that could cause actual future results to differ materially from current expectations include the following: the continued growth, development and acceptance of the video-on-demand market; the loss of one of the Company’s large customers; the cancellation or deferral of purchases of the Company’s products; a decline in demand or average selling price for the Company’s products; the Company’s ability to manage its growth; the Company’s ability to protect its intellectual property rights and the expenses that may be incurred by the Company to protect its intellectual property rights; an unfavorable result in any future litigation; content providers limiting the scope of content licensed for use in the video-on-demand market; the Company’s ability to introduce new products or enhancements to existing products; the Company’s dependence on certain sole source suppliers and third-party manufacturers; the Company’s ability to compete in its marketplace; the Company’s ability to respond to changing technologies; the risks associated with international sales; the performance of companies in which the Company has made equity investments, including Casa Systems and On Demand Deutschland GmBH & Co. KG; the ability of the Company to integrate businesses acquired by the Company; changes in the regulatory environment; the Company’s ability to hire and retain highly skilled employees; our current ineligibility to use a registration statement on Form S-3; any weaknesses over internal controls over financial reporting; any additional tax liabilities that the Company may be subject to; and system errors, failures or disruptions.

Further information on factors that could cause actual results to differ from those anticipated is detailed in various publicly available documents made by the Company from time to time with the Securities and Exchange Commission, including but not limited to, those appearing at Item 1A under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Commission on April 14, 2008. Any forward-looking statements should be considered in light of those factors. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak as of the date they are made. The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in Company expectations or events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results may differ from those set forth in the forward-looking statements.

# # #

*	SeaChange and MediaCluster are registered trademarks of SeaChange International, Inc. SeaChange Axiom is a trademark of SeaChange International, Inc.

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SeaChange FY 09 Q3 Earnings/ Page 5

SeaChange International, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share data)

	October 31, 2008	January 31, 2008
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$56,667	$63,359
Marketable securities	10,994	19,266
Accounts receivable, net	47,701	35,743
Inventories, net	17,472	14,315
Prepaid expenses and other current assets	3,589	2,656

Total current assets	136,423	135,339
Property and equipment, net	34,676	28,066
Marketable securities	11,990	5,272
Investments in affiliates	13,043	12,668
Intangible assets, net	5,188	6,809
Goodwill	26,326	29,471
Other assets	410	271

Total assets	$228,056	$217,896

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$10,508	$9,636
Income taxes payable	1,857	1,625
Other accrued expenses	10,540	17,480
Customer deposits	5,901	1,259
Deferred revenues	25,691	19,103

Total current liabilities	54,497	49,103
Distribution and losses in excess of investment	1,756	1,458
Deferred tax liabilities and income taxes payable	2,041	1,933

Total liabilities	58,294	52,494

Stockholders’ equity:
Common stock, $0.01 par value; 31,446,094 and 29,904,311 shares outstanding at October 31, 2008 and January 31, 2008, respectively	314	299
Additional paid-in capital	204,425	191,627
Accumulated deficit	(23,550)	(28,747)
Accumulated other comprehensive (loss) gain	(5,438)	2,223
Treasury stock, at cost; 873,381 and 39,784 shares at October 31, 2008 and January 31, 2008, respectively	(5,989)	—

Total stockholders’ equity	169,762	165,402

Total liabilities and stockholders’ equity	$228,056	$217,896

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SeaChange FY 09 Q3 Earnings/ Page 6

SeaChange International, Inc.

Condensed Consolidated Statement of Operations - Unaudited

(in thousands, except share data)

	Three months ended		Nine months ended
	October 31, 2008	October 31, 2007	October 31, 2008	October 31, 2007
Revenues	$51,795	$49,024	$147,884	$132,062
Cost of revenues	23,652	24,746	72,339	74,822

Gross profit	28,143	24,278	75,545	57,240

Operating expenses:
Research and development	10,488	10,662	32,011	32,473
Selling and marketing	6,831	5,505	20,519	17,185
General and administrative	5,464	4,240	15,549	14,737
Amortization of intangibles	393	806	1,186	2,405

	23,176	21,213	69,265	66,800

Income (loss) from operations	4,967	3,065	6,280	(9,560)
Interest and other income (expense), net	45	440	1,592	1,411

Income (loss) before income taxes and equity income in earnings of affiliates	5,012	3,505	7,872	(8,149)
Income tax provision	(1,466)	(493)	(2,099)	(1,851)
Equity (loss) income in earnings of affiliates, net of tax	(179)	293	(576)	872

Net income (loss)	$3,367	$3,305	$5,197	$(9,128)

Basic income (loss) per share	$0.11	$0.11	$0.17	$(0.31)

Diluted income (loss) per share	$0.11	$0.11	$0.17	$(0.31)

Weighted average common shares outstanding:
Basic	30,514	29,577	30,729	29,503
Diluted	31,143	29,680	31,196	29,503

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SeaChange FY 09 Q3 Earnings/ Page 7

SeaChange International, Inc.

Condensed Consolidated Operating Segments - Unaudited

(in thousands)

	Three months ended		Nine months ended
	October 31, 2008	October 31, 2007	October 31, 2008	October 31, 2007
Software
Revenue:
Products	$22,857	$17,385	$60,916	$49,943
Services	14,707	11,774	39,291	32,416

Total revenue	37,564	29,159	100,207	82,359
Gross profit	23,158	16,207	57,830	40,692
Operating expenses:
Research and development	8,098	8,132	24,953	23,023
Selling and marketing	4,154	3,162	12,396	9,876
Amortization of intangibles	364	537	1,092	1,610

	12,616	11,831	38,441	34,509

Income from operations	$10,542	$4,376	$19,389	$6,183

Servers and Storage
Revenue:
Products	$6,834	$12,610	$25,255	$27,568
Services	3,546	3,488	10,663	9,517

Total revenue	10,380	16,098	35,918	37,085
Gross profit	4,448	7,779	16,028	14,551
Operating expenses:
Research and development	2,390	2,530	7,058	9,450
Selling and marketing	2,659	2,316	8,074	7,216

	5,049	4,846	15,132	16,666

(Loss) income from operations	$(601)	$2,933	$896	$(2,115)

Media Services
Service revenue	$3,851	$3,767	$11,759	$12,618
Gross profit	537	292	1,687	1,997
Operating expenses:
Selling and marketing	18	27	49	93
General and administrative	839	468	2,450	2,035
Amortization of intangibles	29	269	94	795

	886	764	2,593	2,923

Loss from operations	$(349)	$(472)	$(906)	$(926)

Unallocated Corporate
Operating expenses:
General and administrative	$4,625	$3,772	$13,099	$12,702

Total unallocated corporate expenses	$4,625	$3,772	$13,099	$12,702

Consolidated income (loss) from operations	$4,967	$3,065	$6,280	$(9,560)